Exhibit 99.1

EXECUTIVE SALARY CONTINUATION AGREEMENT

This Agreement is made and entered into this 7th day of April, 2006, by and between 1st Centennial Bank, a California state banking corporation (the “Bank”), and Thomas E. Vessey, an individual residing in the State of California (hereinafter referred to as “Executive”).

RECITALS

WHEREAS, Executive is an employee of the Bank and is serving as its President and Chief Executive Officer;

WHEREAS, Executive’s experience and knowledge of the affairs of the Bank and the banking industry are extensive and valuable;

WHEREAS, it is deemed to be in the best interests of the Bank to provide Executive with certain salary continuation benefits, on the terms and conditions set forth herein, in order to reasonably induce Executive to remain in the Bank’s employment; and

WHEREAS, Executive and the Bank wish to specify in writing the terms and conditions upon which this additional compensatory incentive will be provided to Executive, or to Executive’s spouse or Executive’s designated beneficiaries, as the case may be.

NOW, THEREFORE, in consideration of the services to be performed in the future, as well as the mutual promises and covenants contained herein, Executive and the Bank agree as follows:

AGREEMENT

1.	Terms and Definitions.

1.1 Continuously Employed. The term “continuously employed” shall mean performance of duties as an employee of the Bank on a full-time basis without any material break in employment. A “material break in employment” shall be defined as (i) voluntary termination by Executive of his employment or termination by the Bank without cause of Executive’s employment for a period of ninety (90) consecutive days, (ii) termination by the Bank with cause, or (iii) a cumulative period of time totaling one hundred eighty (180) days during any calendar year, during which time Executive has ceased to perform his duties as an employee of the Bank on a full-time basis; provided, however, that a material break in employment shall not include any military leave, sick leave or other bona fide leave of absence (to be determined by the Board of Directors) of Executive.

1.2 Retirement Date. The term “Retirement Date” shall refer to the date on which Executive attains the age of between seventy (70) and seventy-three (73). “First Retirement Date” shall refer to the date on which Executive attains the age of seventy (70), and “Last Retirement Date” shall refer to the date on which Executive attains the age of seventy-three (73).

“Next Future Retirement Date” shall refer to the date on which Executive would attain the next applicable retirement age between seventy-one (71) and seventy-three (73).

1.3 Change in Control. The term “Change in Control” shall mean (i) a merger where either the Bank or its parent holding company, 1st Centennial Bancorp ( the “Company”) fails to be the surviving corporation, (ii) a transfer of all or substantially all of the assets of the Bank or the Company or (iii) any acquisition, consolidation or corporate reorganization where there is a change in ownership of at least twenty-five percent (25%) of the Company’s stock except as may result from (i) a transfer of shares to another corporation in exchange for at least eighty percent (80%) control of that corporation, or (ii) the issuance of additional shares of stock by the Company in a public stock offering or similar transaction.

1.4 Termination for Cause. The term “Termination for Cause” shall mean the termination of Executive by the Bank upon the occurrence of any of the following events: (i) Executive engages in illegal activity which materially adversely affects the Bank’s reputation in the community or which evidences the lack of Executive’s fitness or ability to perform Executive’s duty as determined by the Board of Directors in good faith; (ii) Executive has committed any illegal or dishonest act which would cause termination of coverage under the Bank’s Bankers’ Blanket Bond as to Executive, as distinguished from termination of coverage as to the Bank as a whole; (iii) Executive materially fails to perform, or habitually neglects, Executive’s duties or commits a material act of malfeasance or misfeasance in connection therewith; (iv) Executive engages in the falsification of reports or material, intentional misrepresentation or omission of information supplied to the Bank or to regulatory agencies; or (v) an action is commenced by any bank regulatory agency having jurisdiction, to remove or suspend Executive from office, or a cease and desist order under 12 U.S.C. 1818(b) or any similar Federal or state statute is issued against Executive or the Bank which calls for Executive’s suspension or removal from office.

1.5 Total Disability. “Total disability” shall be defined as Executive’s inability to fully perform his regular duties for a continuous period of ninety (90) consecutive days or a cumulative period of one-hundred eighty (180) days in any calendar year. If there should be a dispute between the Bank and Executive as to Executive’s physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten (10) days after a request for designation of such party, then by a physician or psychiatrist designated by the San Bernardino County Medical Association. The certification of such physician or psychiatrist as to the question in dispute shall be final and binding upon the parties hereto.

2.	Grant of Salary Continuation Benefits.

Pursuant to the action of the Board of Directors, the Bank hereby grants to Executive the following salary continuation benefits set forth in subsections 2.1 through 2.6 hereof:

2.1 Benefits Upon Retirement. If Executive shall remain in the continuous employment of the Bank until the Retirement Date, the Bank shall pay to Executive an annual retirement benefit of: Sixty-Five Thousand Dollars ($65,000) per year if Executive retires at age seventy (70); Eighty-Five Thousand Dollars ($85,000) per year if Executive retires at age seventy-one (71); One Hundred Five Thousand Dollars ($105,000) per year if Executive retires at age seventy-two (72); and One Hundred Twenty-Five Thousand Dollars ($125,000) per year if Executive retires at age seventy-three (73) or thereafter. Such payments shall be made in one hundred eighty (180) equal monthly installments commencing on the first business day of the month following the Retirement Date, except as provided in Section 2.2 herein. The Bank shall have no obligation under this Section 2.1, except as provided in Sections 2.3 through 2.6 herein, if Executive was not continuously employed (as defined in Section 1.1) by the Bank during the period from the date of execution of this Agreement until the Retirement Date.

2.2 Delay in Payments Following Separation From Service. It is the intent of the parties to comply with Internal Revenue Code Section 409A (“Section 409A”). As Executive is a Key Employee, as defined by the Internal Revenue Service, assuming the Bank is a “publicly traded” company at the time of Executive’s “separation from service” (as defined by 409A), any such benefit payment described hereinafter shall be withheld for six (6) months following such separation from service, in order to comply with Section 409A. If Executive is affected by this six (6) month delay in payment, the aggregate amount of the first seven (7) months of installments shall be paid at the beginning of the seventh month following the date of separation from service. Monthly installment payments shall continue thereafter as specified.

2.3 Benefits Upon Death Prior to Retirement. Benefits Upon Death Prior to Retirement. In the event Executive dies prior to the First Retirement Date while still employed by the Bank, the Bank shall pay to the Beneficiary designated by Executive, to Executive’s surviving spouse, if any, or to the personal representatives of Executive’s estate, as the case may be, an annual death benefit of Sixty-Five Thousand Dollars ($65,000) per year for fifteen (15) consecutive years. However, the Bank shall have no obligation to pay such benefits if the cause of death is one for which coverage is excluded under any life insurance policies held by the Bank, whether or not such policies insure the life of the Executive. In the event Executive dies between the First Retirement Date and the Last Retirement Date while still employed by the Bank, then the amount of such annual death benefit shall be the same as the amount which Executive would have received had he retired on the date of such death. Such death benefit shall be payable for fifteen (15) consecutive years in one hundred eighty (180) equal monthly installments commencing on the first business day of the month following Executive’s death and continuing on the first business day of each month thereafter until all of the specified number of installments have been paid in full.

2.4 Benefits Upon Termination of Employment by the Bank Without Cause. In the event the Bank terminates Executive’s employment with the Bank “without cause” prior to the First Retirement Date, the Bank shall pay to Executive an annual benefit depending on Executive’s age at the time of such termination, in the amount set forth in the following table:

Age at Termination	Annual Benefit
68	$19,000
69	$40,000

Such retirement payments shall be payable by the Bank for fifteen (15) consecutive years in one hundred eighty (180) equal monthly installments commencing upon the first business day of the month following the date on which Executive reaches age 70 and continuing on the first business day of each month thereafter until the specified number of installments have been paid in full. In the event the Bank terminates Executive’s employment with the Bank without cause between the First Retirement Date and the Last Retirement Date, Executive would simply be treated as having retired on the date of such termination.

2.5 Benefits Upon Voluntary Termination of Employment by Participant. In the event Executive voluntarily terminates his employment with the Bank prior to the First Retirement Date, the Bank shall pay no retirement benefits whatsoever under this Agreement.

2.6 Benefits Upon Termination of Employment Due to Total Disability. In the event Executive’s employment with the Bank is terminated due to “total disability,” the Bank shall pay to Executive the same retirement benefits as are specified in Section 2.4 above concerning termination without cause.

3.	Death Subsequent to Retirement, Disability or Other Termination of Employment.

In the event Executive dies subsequent to actual retirement, or subsequent to the date of his termination of employment by the Bank as a result of any Change in Control pursuant to Section 5, or the date of his termination of employment without cause or due to total disability, as described in Sections 2.4 and 2.6, all of the retirement benefits (or the remaining retirement benefits, as the case may be) which are due Executive pursuant to the applicable sections of this Agreement shall be payable by the Bank to the beneficiary designated by Executive on Schedule A hereto, to Executive’s surviving spouse, if any, or to the personal representatives of Executive’s estate, as the case may be, in such installments and on such dates as were payable to Executive prior to his death. However, the Bank shall have no obligation to pay or continue to pay (as applicable) such benefits if the cause of death is one for which coverage is excluded under any life insurance policies held by the Bank, whether or not such policies insure the life of the Executive. Except as set forth in this Section 3, no other benefits shall be payable hereunder to Executive’s beneficiary, surviving spouse or estate in the event Executive dies subsequent to either his Retirement Date or the date of any termination of his employment with the Bank.

4.	Termination for Cause.

In the event of Executive’s Termination for Cause as defined in Section 1.4, Executive shall not be entitled to any benefits pursuant to this Agreement.

5.	Change in Control.

In the event of a Change in Control as defined in Section 1.3, the Bank shall take all actions necessary to ensure that such corporation or transferee is bound by the provisions of this Agreement. In the event Executive’s employment is terminated (or “constructively terminated”) prior to the First Retirement Date as a result of or with or within one (1) year following a Change in Control, Executive shall be one hundred percent (100%) vested in the amount of the retirement benefits described in Section 2.1 of this Agreement which would have been due had Executive retired at age seventy (70). In such event, Executive shall receive his retirement benefits as described in the preceding sentence, beginning at age seventy (70), in equal installments in the manner specified in Section 2.1 of this Agreement. In the event Executive is terminated or constructively terminated following a Change in Control between the First Retirement Date and the Last Retirement Date, Executive shall be entitled to receive the full retirement benefits which would have been due to him had he retired on the Next Future Retirement Date, and would begin to receive such benefits on that Retirement Date. For purposes of this Agreement, “constructive termination” shall include: (i) any decrease in salary or benefits below those in effect for Executive immediately prior to the Change in Control, (ii) any demotion to a position below that of an executive officer, or (iii) any relocation of Executive to a location more than fifty (50) miles from that of his principal place of business immediately prior to the Change in Control.

Notwithstanding the prior paragraph, no payment shall be made to Executive pursuant to this Agreement to the extent that such payment, when aggregated with all other payments considered for purposes of calculating a parachute payment, results in an excess parachute payment as defined under Internal Revenue Code Section 280G (“Section 280G”); provided, however, that Bank and Executive agree to cooperate with each other and use all reasonable efforts to minimize the impact of Section 280G to the fullest extent possible.

If the Internal Revenue Service or any other tax authority makes any claim, demand or assessment in any form based directly or indirectly, in whole or in part, on the allegation that any payment under this Agreement and/or any other payment by the Bank to or for the benefit of Executive at any time constitutes a “parachute payment” under Section 280G or any similar or successor provision of federal or state law, Executive agrees that the Bank, its successors and assigns shall have no obligation, whether for defense, indemnification, reimbursement or otherwise, with respect to such claim, demand or assessment.

No benefit payments provided in this Section 5 shall be made to Executive, or Executive’s designated beneficiary, surviving spouse or estate, if Executive is entitled to benefits provided by any other section of this Agreement.

6.	Covenant Not to Compete; Non-Solicitation.

Executive hereby covenants and agrees that for a period of one (1) year following termination of employment with the Bank, Executive shall not engage in the business of banking within a fifty (50) mile radius of the Bank’s head office, or any branch office, or of any location for which the Bank has applied for a branch office. Executive further agrees that for the same one (1) year period, he will not solicit, entice, encourage, attempt or cause, directly or indirectly, any Bank employee to leave the employment of the Bank, nor solicit or attempt to solicit any of the Bank’s customers on whom he called or with whom he became acquainted during his employment with the Bank. Executive agrees and acknowledges that in the event of his breach of this Section 6, Executive expressly waives the right to receive any benefits under this Agreement. However, this Section 6 shall not be applicable in the event Executive’s employment is terminated in connection with a Change in Control in accordance with Section 5 above.

7.	Covenant Not to Interfere.

Executive agrees not to take any action which prevents the Bank from collecting the proceeds of any life insurance policy which the Bank may happen to own at the time of Executive’s death and of which the Bank is the designated beneficiary.

8.	Miscellaneous.

8.1 Legal and Tax Advice; Review by Counsel. The Bank has not provided Executive with advice, warranties or representations regarding any of the legal or tax effects to Executive with respect to the grant of benefits herein. By accepting this grant and by signing this Agreement, Executive acknowledges that he is familiar with the terms of this Agreement, that he has been encouraged by the Bank to discuss this Agreement with his own legal and tax advisers, and that he agrees to be bound by all of the terms and conditions of this Agreement. Executive represents and warrants to the Bank that he has had this Agreement reviewed by independent legal counsel of his choice, or if he has not, that he has had the opportunity to do so, and hereby waives any claim, objection or defense on the grounds that this Agreement has not been reviewed by legal counsel of his choice.

8.2 Limitation on the Bank’s Obligation to Fund Agreement. The Bank’s obligation to make payments hereunder is an unfunded and unsecured contractual obligation only; and in the event any insurance company or other obligor issuing a life insurance or annuity policy or other investment instrument purchased by the Bank to fund this Agreement shall fail or be in imminent danger thereof, the Bank shall have the right to take immediate action to recoup so much of its investment as possible, and shall have no obligation to fund this Agreement or portion thereof to the extent that this Agreement was intended to be funded by the proceeds of such policy, annuity or other investment. However, this limitation shall not apply after the date of Executive’s actual retirement, nor shall it apply to the Bank or any successor entity following any Change in Control. Neither Executive nor his beneficiaries shall have any beneficial or preferred interest by way of trust, escrow, lien or otherwise, in any specific assets or funds of the Bank, including any insurance or annuity contracts or the proceeds therefrom, as described below.

No life insurance or annuity policy or other investment instrument purchased by the Bank in connection with this Agreement shall in any way be considered to be security for the performance of the Bank’s obligations hereunder. The Bank shall be the owner and beneficiary of such policy(ies) and any such policy shall be, and remain, a general unpledged, unrestricted asset of the Bank.

8.3 Arbitration. In the event of a breach or dispute pertaining to or arising from this Agreement, the parties hereto agree that any such dispute between the parties arising out of any section of this Agreement will, on the written notice of one party served on the other, be submitted to binding arbitration governed by the laws, rules, regulations and ordinances applicable in San Bernardino County, State of California. In such event, each of the parties will appoint one person as an arbitrator to hear and determine the dispute and if they are unable to agree, then the two arbitrators so chosen will select a third impartial arbitrator whose decision will be final and conclusive upon the parties. A material or anticipatory breach of any section of this Agreement shall not release either party from the obligations of this Section 8.3.

Notwithstanding anything to the contrary herein, the parties hereto recognize that in the course of his employment at the Bank, Executive has acquired and will continue to acquire specific knowledge of the affairs of the Bank and will continue to have access to, among other things, (i) trade secrets of the Bank; (ii) particular knowledge and/or data of the Bank; (iii) the operations and methods of doing business of the Bank; and (iv) the identity, financial condition and needs of customers of the Bank. By reason thereof, the parties further acknowledge that any improper use of such knowledge could pose an immediate threat to the business operations of the Bank which may require immediate access to Courts of competent jurisdictions. Accordingly, in the event of a breach or dispute pertaining to or arising out of violations of Section 6 of this Agreement, the Bank may initiate an action before such Court seeking specific performance or injunctive or other equitable relief, and the parties hereby submit themselves to the jurisdiction of such Court for the purpose of resolving any such action. In so doing, the parties acknowledge and agree that resort to such an action shall not constitute a waiver of the right to compel arbitration pursuant to this Section 8.3 with respect to all other breaches or disputes pertaining to or arising out of this Agreement.

8.4 Notice. Any notice required or permitted of either Executive or the Bank under this Agreement shall be deemed to have been duly given, if by personal delivery, upon the date received by the party or its authorized representative; if by facsimile, upon transmission to a telephone number previously provided by the party to whom the facsimile is transmitted as reflected in the records of the party transmitting the facsimile and upon reasonable confirmation of such transmission; and if by mail, on the third day after mailing via U.S. first class mail, registered or certified, postage prepaid and return receipt requested, and addressed to the party at the address given below for the receipt of notices, or such changed address as may be requested in writing by a party.

If to the Bank:

1st Centennial Bank

218 East State Street

Redlands, California 92373

Attention: Patrick J. Meyer, Chairman of the Board

If to Executive, at Executive’s home address listed on Schedule B.

8.5 Assignment. Neither Executive, Executive’s spouse, nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, hypothecate, modify or otherwise encumber any part or all of the amounts payable hereunder, nor, prior to payment in accordance with the terms of this Agreement, shall any portion of such amounts be: (i) subject to seizure by any creditor of any such beneficiary, by a proceeding at law or in equity, for the payment of any debts, judgments, alimony or separate maintenance obligations which may be owed by Executive, Executive’s spouse, or any designated beneficiary; or (ii) transferable by operation of law in the event of bankruptcy, insolvency or otherwise. Any such attempted assignment or transfer shall be void and shall terminate this Agreement, and the Bank shall thereupon have no further liability hereunder.

8.6 Binding Effect/Merger or Reorganization. This Agreement shall be binding upon and inure to the benefit of Executive and the Bank and, as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns. Accordingly, the Bank shall not merge or consolidate into or with another corporation, or reorganize or sell substantially all of its assets to another corporation, firm or person, unless and until such succeeding or continuing corporation, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to such surviving or successor firm, person, entity or corporation.

8.7 Nonwaiver. The failure of either party to enforce at any time or for any period of time any one or more of the terms or conditions of this Agreement shall not be a waiver of such term(s) or condition(s) or of that party’s right thereafter to enforce each and every term and condition of this Agreement.

8.8 Partial Invalidity. If any term, provision, covenant or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant or condition invalid, void or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

8.9 Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the parties with respect thereto. Each party to this Agreement acknowledges that no other representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding on either party.

8.10 Modifications. Any modification of this Agreement shall be effective only if it is in writing and signed by each party or such party’s authorized representative.

8.11 Section Headings. The section headings used in this Agreement are included solely for the convenience of the parties and shall not affect or be used in connection with the interpretation of this Agreement.

8.12 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

8.13 Governing Law. The laws of the State of California, other than those laws denominated choice of law rules, and, where applicable, the rules and regulations of the California Department of Financial Institutions, the Federal Deposit Insurance Corporation or any other regulatory agency or governmental authority having jurisdiction over the Bank, shall govern the validity, interpretation, construction and effect of this Agreement.

IN WITNESS WHEREOF, the Bank and Executive have executed this Agreement on the date first above-written in the City of Redlands, County of San Bernardino, California.

1st CENTENNIAL BANK “Bank”	THOMAS E. VESSEY “Executive”

/s/ Patrick J. Meyer	/s/ Thomas E. Vessey
Patrick J. Meyer Chairman of the Board

SCHEDULE A

BENEFICIARY DESIGNATION

TO: The Administrator of 1st Centennial Bank

Pursuant to the provisions of my Executive Salary Continuation Agreement with 1st Centennial Bank permitting the designation of a beneficiary or beneficiaries by a participant, I hereby designate the following persons and entities as primary and secondary beneficiaries of any benefit under said Agreement payable by reason of my death:

NOTE:	To name a trust as beneficiary, please provide the name of the trustee and the exact date of the trust agreement.

In the event the primary beneficiary is not the spouse of Executive, the spouse of Executive will need to sign the Spousal Consent below and such signature must be notarized.

Primary Beneficiary:

Name	Address	Relationship

Secondary (Contingent) Beneficiary:

Name	Address	Relationship

THE RIGHT TO REVOKE OR CHANGE ANY BENEFICIARY DESIGNATION IS HEREBY RESERVED. ANY PRIOR DESIGNATION OF PRIMARY BENEFICIARIES AND SECONDARY BENEFICIARIES IS HEREBY REVOKED.

The Administrator shall pay all sums payable under the Agreement by reason of my death to the Primary Beneficiary, if he or she survives me, and if no Primary Beneficiary shall survive me, then to the Secondary Beneficiary, and if no named beneficiary survives me, then the Administrator shall pay all amounts in accordance with the terms of my Executive Salary Continuation Agreement. In the event that a named beneficiary survives me and dies prior to receiving the entire benefit payable under said Agreement then and in that event, the remaining unpaid benefit payable according to the terms of my Executive Salary Continuation Agreement shall be payable to the personal representatives of the estate of said beneficiary who survived me but died prior to receiving the total benefit provided by my Executive Salary Continuation Agreement.

Thomas E. Vessey “Executive”

Dated: April     , 2006

CONSENT OF THE EXECUTIVE’S SPOUSE

TO THE ABOVE BENEFICIARY DESIGNATION:

I,                     , being the spouse of Thomas E. Vessey, after being afforded the opportunity to consult with independent counsel of my choosing, do hereby acknowledge that I have read, agree and consent to the foregoing Beneficiary Designation which relates to Executive Salary Continuation Agreement entered into by my spouse on April     , 2006. I understand that the above Beneficiary Designation adversely affects my community property interest in the benefits provided for under the terms of Executive Salary Continuation Agreement. I understand that I have been advised to consult with an attorney of my choice prior to executing this consent, so that such attorney can explain the effects of this consent.

Dated: April , 2006
Spouse

CERTIFICATE OF ACKNOWLEDGMENT

OF NOTARY PUBLIC

State of California	)
) ss.
County of	)

On April             , 2006, before me,             , Notary Public, State of California, personally appeared

☐	personally know to me - OR

☐	proved to me on the basis of satisfactory evidence

to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signatures(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

(Seal)
Notary Public State of California

Capacity Claimed by Signer:

☐	Individual(s) Signing for Oneself/Themselves

Title or Type of Document:

Date of Document:

Number of Pages:

Signer(s) Other Than Named Above: